UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

Mast Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32157	84-1318182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 500, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 552-0866

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2015, the board of directors (the “Board”) of Mast Therapeutics, Inc. (the “Company”) elected Matthew Pauls to the Board, effective immediately.  Mr. Pauls has not been appointed to any committee of the Board.  The Board determined that Mr. Pauls is an “independent director,” as such term is defined in Section 803(A)(2) of the NYSE MKT LLC Company Guide.

As a non-employee member of the Board, pursuant to the Company’s current non-employee director compensation policy, which was adopted in December 2014, Mr. Pauls will receive an annual cash retainer of $35,000, payable in equal quarterly installments and pro-rated with respect to the fourth quarter of 2015. In addition, pursuant to the non-employee director compensation policy, on October 29, 2015, the Board granted Mr. Pauls an “inducement option” to purchase up to 64,791 shares of the Company’s common stock and a second option to purchase up to 37,794 shares of the Company’s common stock, which were granted under the Company’s 2015 Omnibus Incentive Plan. The option awards are otherwise subject to the terms and conditions set forth in the non-employee director compensation policy as described in the Company’s definitive proxy statement for the 2015 Annual Meeting of Stockholders held on June 11, 2015, filed with the Securities and Exchange Commission on April 29, 2015.

The Company also has entered into an Indemnification Agreement with Mr. Pauls. The Indemnification Agreement provides for indemnification and advancement of litigation and other expenses to Mr. Pauls to the fullest extent permitted by law for claims relating to his service to the Company or its subsidiaries. The Indemnification Agreement is identical in all material respects to the indemnification agreements entered into with the Company’s other directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mast Therapeutics, Inc.

Date: November 2, 2015	By:	/s/ Brandi L. Roberts
Brandi L. Roberts
Chief Financial Officer and Senior Vice President

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